                                                                     Exhibit 4.2

                          ACCREDITED HOME LENDERS, INC.

                           SECOND AMENDED AND RESTATED

                           INVESTORS' RIGHTS AGREEMENT

                                 March 17, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----


1.        Registration Rights ..............................................   2
          1.1    Definitions ...............................................   2
          1.2    Request for Registration ..................................   3
          1.3    Company Registration ......................................   7
          1.4    Obligations of the Company ................................   7
          1.5    Furnish Information .......................................  10
          1.6    Expenses of Demand Registration ...........................  11
          1.7    Expenses of Company Registration ..........................  11
          1.8    Underwriting Requirements - Company Registration ..........  11
          1.9    Delay of Registration .....................................  12
          1.10   Indemnification ...........................................  12
          1.11   Reports Under Securities Exchange Act of 1934 .............  14
          1.12   Form S-3 Registration .....................................  15
          1.13   Assignment of Registration Rights .........................  16
          1.14   Limitations on Subsequent Registration Rights .............  17
          1.15   "Market Stand-Off" Agreement ..............................  17
          1.16   Termination of Registration Rights ........................  18

2.        Covenants of the Company .........................................  18
          2.1    Delivery of Financial Statements ..........................  18
          2.2    Inspection ................................................  19
          2.3    Observation Rights ........................................  19
          2.4    Right of First Offer ......................................  19
          2.5    Termination of Company Covenants ..........................  21

3.        Covenants of Investors ...........................................  21

4.        Miscellaneous ....................................................  21
          4.1    Successors and Assigns ....................................  21
          4.2    Governing Law .............................................  22
          4.3    Counterparts ..............................................  22
          4.4    Titles and Subtitles ......................................  22
          4.5    Notices ...................................................  22
          4.6    Expenses ..................................................  22
          4.7    Amendments and Waivers ....................................  22
          4.8    Severability ..............................................  23
          4.9    Aggregation of Stock ......................................  23
          4.10   Entire Agreement ..........................................  23


Schedule A       Schedule of Investors

                          SECOND AMENDED AND RESTATED
                           INVESTORS' RIGHTS AGREEMENT

     THIS SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (the "Agreement") is entered into as of March 17 1999, by and among Accredited Home Lenders, Inc., a California corporation (the "Company"), the investors listed on Schedule A attached hereto, each of which is herein referred to as an "Investor", Ray W. McKewon and James A. Konrath (Messrs. Konrath and McKewon are collectively referred to herein as the "Founders").


                                    RECITALS

     WHEREAS, the Company, all of the Investors other than Residential Funding Corporation ("RFC"), and the Founders have previously entered into that certain First Amended and Restated Investors' Rights Agreement dated as of November 30, 1995, (the "Original Agreement") as amended by that certain Amendment No. 1 to First Amended and Restated Investors' Rights Agreement dated as of November 18, 1996, among the Company, the Founders and the Investors listed on Schedule A attached thereto, that certain Amendment No. 2 to First Amended and Restated Investors' Rights Agreement dated as of October 1, 1997, among the Company, the Founders and the Investors listed on Schedule A attached thereto ("Amendment No. 2"), and that certain Amendment No. 3 to First Amended and Restated Investors' Rights Agreement dated as of March 1, 1998, among the Company, the Founders and the Investors listed on Schedule A attached thereto;

     WHEREAS, Cargill Financial Services Corporation, ("Cargill), pursuant to that certain Facility Agreement dated as of November 30, 1995, among Cargill, the Company, Accredited Home Capital, Inc. ("AHC"), and Bankers Trust Company of California, N.A. ("BT"), as amended by that certain Amended and Restated Facility Agreement dated as of October 1, 1997, among Cargill, the Company, AHC and BT and that certain Amendment No. 1 to Amended and Restated Facility Agreement dated as of January 30, 1998, among Cargill, the Company, AHC and BT (collectively, the "Cargill Agreement"), (1) was issued that certain Cargill Warrant Agreement dated November 30, 1995 by the Company, as amended by that certain Amended and Restated Cargill Warrant Agreement dated January 30, 1998 between the Company and Cargill (collectively, the "Cargill Warrant"), pursuant to which Cargill is entitled to acquire shares of the Company's common stock (the "Common Stock"), and (2) was included as a party to the Original Agreement as an Investor thereunder;

     WHEREAS, Lehman Commercial Paper Inc. ("Lehman"), pursuant to that certain Master Repurchase Agreement Governing the Purchase and Sale of Mortgage Loans dated as of October 1, 1997 between Lehman and the Company (the "Lehman Agreement"), (1) was issued that certain Common Stock Purchase Warrant dated October 1, 1997 by the Company (the "Lehman Warrant"), pursuant to which Lehman is entitled to acquire shares of Common Stock, and (2) was included as a party to the Original Agreement as an Investor thereunder pursuant to Amendment No. 2;

     WHEREAS, RFC, pursuant to that certain Loan and Security Agreement (Convertible Debt) of even date herewith between RFC and the Company (the "RFC Agreement"), (1) has been issued, concurrently with the execution hereof, that certain Floating-Rate Convertible Debenture of even date herewith executed by the Company (the "Convertible Debenture"), pursuant to which RFC is entitled to acquire shares of Common Stock, and (2) is entitled to be included as a party to the Original Agreement, as amended to date, as an Investor thereunder;

     WHEREAS, this Agreement is intended to include RFC as an Investor and to amend, restate and supersede the Original Agreement, as amended to date;

     WHEREAS, the Company may from time to time after the date of this Agreement enter into agreements with certain other parties to acquire capital stock or convertible securities of the Company each of which may be made a party to this Agreement and each of which shall be deemed an Investor by obtaining any necessary consents of the Holders pursuant to Section 1.14 hereof and by amending Schedule A hereto to include such subsequent Investor(s); and

     WHEREAS, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors and certain other matters as set forth herein;

     NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

     1. Registration Rights. The Company covenants and agrees as follows:

          1.1 Definitions. For purposes of this Section 1:

          (a) The term "Act" means the Securities Act of 1933, as amended.

          (b) The term "Affiliate" of a Person means a Person controlling, controlled by or under common control with such Person.

          (c) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          (d) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
     Section 1.13 hereof.

          (e) The term "Initiating Holders" means Holders, excluding Founders and RFC, who hold at least 50% of the Registrable Securities then outstanding (excluding Registrable Securities held by Founders and RFC).

          (f) The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

         (g) The term "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, government entities and authorities and other organizations, whether or not legal entities.

         (h) The term "register", "registered", and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

         (i) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Company's Series A Preferred Stock (the "Series A Preferred Stock"), (ii) the Common Stock issuable or issued upon the exercise or conversion of the Cargill Warrant, the Lehman Warrant or the Convertible Debenture, (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person's rights under this Section 1 are not assigned, and (iv) all Common Stock held by the Founders and the Investors.

         (j) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

         (k) The term "SEC" shall mean the Securities and Exchange Commission.

     1.2 Request for Registration.

         (a) By RFC.

             (i)  If the Company shall receive at any time after the earlier of
(x) January 1, 2000, or (y) six months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from RFC that the Company file a registration statement under the Act covering the registration of the Registrable Shares held by RFC, then the Company shall: effect as soon as practicable, and in any event within 60 days after the receipt of such request, the registration under the Act of all Registrable Securities held by RFC which RFC requests to be registered, subject to the limitations of subsection 1.2(a)(ii).

             (ii) If RFC intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as part of its request made pursuant to subsection 1.2(a)(i). For so long as the Lehman Agreement obligates the Company to offer Lehman Brothers Inc. the right to be the underwriter of the Company's registrations, such right shall be offered to Lehman Brothers Inc. Subject to the foregoing, the underwriter will be selected by RFC and shall be reasonably acceptable to the Company, and must be at least a regional firm with a history of leading or co-leading securities issuances with major or bulge bracket firms. RFC shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this subsection 1.2(a), if, in connection with the Company's initial public offering, the underwriter advises RFC in writing that marketing factors require a limitation of the number of shares to be underwritten, then the number of shares of Registrable Securities that may be included in the underwriting shall be so limited.

                         (iii)   Notwithstanding the foregoing, if the Company
shall furnish to RFC a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, such registration would reasonably be expected to have a material adverse effect on any proposal or plan by the Company (A) to engage in any acquisition of assets (other than in the ordinary course of business) or any stock purchase, merger, consolidation, tender offer, reorganization or similar transaction, or (B) to execute transactions of private or publicly traded asset-backed issuances or commercial paper offerings, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request of RFC; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

                         (iv)    In addition, the Company shall not be obligated
to effect, or to take any action to effect, any registration pursuant to this subsection 1.2(a):

                                 (A) If the total value of the Registrable
Securities to be offered to the public is less than $5,000,000, (unless the total value of RFC's remaining Registrable Securities is less than $ 5,000,000 in which case this provision 1.2(a)(iv)(A) shall not apply to RFC);

                                 (B) During the period starting with the date 30
days prior to the Company's good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a registration subject to
Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                                 (C) If RFC proposes to dispose of shares of
Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below.

                         (v)     No other Person shall have any right to
participate in a registration requested by RFC pursuant to this subsection
1.2(a).

                    (vi) If the Company shall receive at any time after the occurrence of an Event of Default (as such term is defined in the RFC Agreement), a written request from RFC that the Company file a registration statement under the Act covering the registration of the Registrable Securities held by RFC, then the Company shall effect as soon as practicable, and in any event within sixty (60) days after the receipt of such request, the registration under the Act of all Registrable Securities held by RFC which RFC requests to be registered. Notwithstanding anything to the contrary set forth in this Agreement, none of the other Holders, the Founders or the Company shall have any right to have their Registrable Securities covered by such Registration Statement and subsections 1.2(a)(iv)(A) and (B) shall not apply to a RFC written request under this subsection 1.2(a)(vi), but subsections 1.2 (a)(iv)(C) shall apply. If RFC intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to subsection 1.2(a)(vi). The underwriter will be selected by the Company, shall be reasonably acceptable to RFC, and must be at least a regional firm with a history of leading or co-leading securities issuances with major or bulge bracket firms. RFC shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.

               (b)  By Initiating Shareholders.

                    (i) If the Company shall receive at any time after the earlier of (x) January 1, 2000, or (y) six months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Initiating Holders that the Company file a registration statement under the Act covering the registration of the Registrable Shares held by such Initiating Holders, then the Company shall:

                         (A) within ten days after the receipt thereof, give
written notice of such request to all Holders; and

                         (B) effect as soon as practicable, and in any event
within 60 days after the receipt of such request, the registration under the Act of all Registrable Securities held by such Holders which the Holders request to be registered, subject to the limitations of subsection 1.2(b)(ii), within 20 days after the mailing of such notice by the Company in accordance with
Section 4.5.

                    (ii) If the Initiating Holders intends to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(b)(ii) and the Company shall include such information in the written notice referred to in subsection 1.2(b)(ii). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this subsection 1.2(b), if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting and provided further that Registrable Securities to be registered on behalf of the Founders shall be excluded in their entirety from such underwriting prior to the securities of any other Holder being excluded.

                    (iii) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this subsection 1.2(b), a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, such registration would reasonably be expected to have a material adverse effect on any proposal or plan by the Company (A) to engage in any acquisition of assets (other than in the ordinary course of business) or any stock purchase, merger, consolidation, tender offer, reorganization or similar transaction, or (B) to execute transactions of private or publicly traded asset-backed issuances or commercial paper offerings, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

                    (iv) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this subsection 1.2(b):

                          (A) After the Company has effected two registrations
pursuant to this subsection 1.2(b) and such registrations have been declared or ordered effective;

                          (B) If the total value of the Registrable Securities
to be offered to the public is less than $5,000,000;

                          (C) During the period starting with the date 30 days
prior to the Company's good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a registration subject to
Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                (D) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registrered on Form S-3 pursuant to a request made pursuant to Section 1.12 below.

         (c) By Cargill. If the Company shall receive at any time after the occurrence of an Exercisable Termination Event (as such term is defined in the Cargill Agreement), a written request from Cargill that the Company file a registration statement under the Act covering the registration of the Registrable Securities held by Cargill, then the Company shall effect as soon as practicable, and in any event within sixty (60) days after the receipt of such request, the registration under the Act of all Registrable Securities held by Cargill which Cargill requests to be registered. Notwithstanding anything to the contrary set forth in this Agreement, none of the other Holders, the Founders or the Company shall have any right to have their Registration Securities covered by such Registration Statement and subsections 1.2(b)(iv)(A) and (B) shall not apply to a Cargill written request under this subsection 1.2(c), but subsections 1.2(b)(iv)(C) and (D) shall apply. If Cargill intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to this subsection 1.2(c). The underwriter will be selected by the Company, shall be reasonably acceptable to Cargill, and must be at least a regional firm with a history of leading or co-leading securities issuances with major or bulge bracket firms. Cargill shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.

         (d) If a request for registration has been received by the Company pursuant to subsection 1.2(a), (b) or (c), including any registration so requested that has been deferred pursuant to the provisions of Section 1.2(a)
(iii) or 1.2(b)(iii)(a "Pending Registration"), no other registration requested pursuant to subsection (1.2(a), (b) or (c) shall be permitted to be declared effective until 180 days following the effective date of the Pending Registration.

     1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder, and the Founders, written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

     1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and
(II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective and to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement during the period(s) set forth in subsection 1.4(a) above.

               (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

               (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.

               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

               (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of any such Holder, the Company shall prepare and furnish to such Holder a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading.

               (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on a securities exchange or the National Association of Securities Dealers ("NASD") automated quotation system and, if listed on the NASD automated quotation system, use its best efforts to secure designation of all such Registrable Securities covered by such registration statement as a "national market system security" of The Nasdaq Stock Market within the meaning of Rule 11 Aa2-1 of the Securities and Exchange Commission or, failing that, to secure The Nasdaq Stock Market's authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD, or, if similar securities issued by the Company are then listed, on the same securities exchange as the similar securities.

               (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

               (i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

               (j) Make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

               (k) Otherwise use its best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company's first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

               (l) Permit any Holder of Registrable Securities which Holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included.

               (m) In the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, the Company shall use it best efforts promptly to obtain the withdrawal of such order.

               (n) Use its best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities.

Before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the Holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel. In addition, if any such registration or comparable statement refers to any such Holder by name or otherwise as the holder of any securities of the Company, such Holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Holder and presented to the Company in writing, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company's securities covered thereby, and that such holding does not imply that such Holder shall assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Holder by name or otherwise is not required by the Securities Act or any similar federal or state statute then in force, the deletion of the reference to such Holder; provided that, with respect to this clause (ii), such Holder shall furnish to the Company an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the Company.

          1.5  Furnish Information.

               (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as the Company may reasonably request in writing and as shall be required to effect the registration of such Holder's Registrable Securities.

         (b) The Company shall have no obligation with respect to any registration requested pursuant to subsection 1.2(b) or Section 1.12 if, due to the operation of subsection 1.2(b)(ii), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(b) or subsection 1.12(b)(2), whichever is applicable.

     1.6 Expenses of Demand Registration. The Company shall bear all expenses other that underwriting discounts and commissions incurred in connection with any demand registration under Section 1.2(a) or (c) and one other demand registration, pursuant to subsection 1.2(b), including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders. However, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to subsection 1.2 if the registration request is subsequently withdrawn at the request of, respectively, (i) RFC, (ii) the Holders of a majority of the Registrable Securities to be registered (in which case such Holders shall bear such expenses pro rata, based on the ratio that the number of each Holder's Registrable Securities to have been included in such registration bears to the total number of Registrable Securities to have been included in such registration by all such Holders), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to subsection 1.2(b), or (iii) Cargill; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

     1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section
1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

     1.8 Underwriting Requirements - Company Registration. In connection with any offering involving an underwriting of shares of the Company's capital stock pursuant to Section 1.3, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters). If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities that the underwriters determine, in their opinion, provided to the Company in writing (with a copy to each Holder requesting registration of Registrable Securities), that can be sold in an orderly manner in such offering within a price range acceptable to the Company, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine, in their opinion, provided to the Company in writing (with a copy to each Holder requesting registration of Registrable Securities), that can be sold in an orderly manner such offering within a price range acceptable to the Company (the securities so included to be apportioned first, up to the full amount of Registrable Securities of RFC requested to be included in such registration, and then pro rata among the other selling shareholders according to the total amount of securities entitled to be included therein owned by each such other selling shareholder or in such other proportions as shall mutually be agreed to by such other selling shareholders) provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting; and provided further that (a) Registrable Securities held by Holders other than RFC and by Founders shall be excluded from such underwriting prior to any Registrable Securities of RFC being excluded, and (b) Registrable Securities held by Founders shall be excluded from such underwriting prior to any Registrable Securities of any other Holder being excluded. In no event shall the amount of securities of the selling Holders included in the offering exceed 33% of the total amount of securities included in such offering. In addition, if such offering is the initial public offering of the Company's securities the Registrable Securities offered for registration by the Holders may all be excluded if the underwriters make the determination described above and no other shareholder's securities are included. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholders", and any pro-rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder", as defined in this sentence.

     1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration statement filed with and declared effective by the SEC as the result of any controversy that might arise with respect to the interpretation or implementation of the provisions of this Section 1.

     1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

          (a) To the full extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, or the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, or the 1934 Act or other federal state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the gross proceeds from the offering received by such Holder.

                (c) Promptly after receipt by an indemnified party under this
Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

          (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

          (f)  The obligations of the Company and Holders under this Section
1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

     1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

          (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

          (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

               (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

               (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

          1.12 Form S-3 Registration. In case the Company shall receive from any Holder or Holders (excluding Founders) a written request or requests that the Company effect a registration on Form S-3, including a request that the Company effect a registration pursuant to Rule 415 under the Securities Act, provided that any such registration shall terminate after six months or the sale of all Registrable Securities registered thereunder, whichever first occurs, and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

               (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders (including Founders); and

               (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distridution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, such registration would reasonably be expected to have a material adverse effect on any proposal or plan by the Company (A) to engage in any acquisition of assets (other than in the ordinary course of business) or any stock purchase, merger, consolidation, tender offer, reorganization or similar transaction, or (B) to execute transactions of private or publicly traded asset-backed issuances or commercial paper offerings, in which event the Company shall have the right to defer the filing of the Form S-3 registration for a period of not more ten 90 days after receipt of the request of the Holder of Holders under the
Section 1.12 provided however, that the company shall not utilize this right more than once in any twelve-month period; (4) if the Company has, within the six-month period preceding the date of such request, already effected a registration of Form S-3 for the Holders pursuant to this Section 1.12; (5) in any particular jurisdiction on which the Company would be required to Qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (6) the Company has filed a registration statement within the past 180 days.

            (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with registrations requested by RFC pursuant to this Section 1.12 or in connection with two registrations requested by Holders other than RFC pursuant to this Section 1.12, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of one designated counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne by the Company. All expenses incurred in connection with any additional registrations requested by Holders other than RFC pursuant to this Section 1.12 following the first two (2) such registrations, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of one designated counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne pro rata by the Holder or Holders participating in the Form S-3 Registration; provided, however, that in the event that RFC shall participate in such Form S-3 Registration, any expenses that RFC would otherwise be required to bear pursuant to this subsection 1.12(c) shall be borne by the Company. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

     1.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least 250,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.15 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

          1.14 Limitations on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under subsection 1.2(a) or (b) or Section
1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder's securities will not reduce the amount of the Registrable Securities of the Holders which is included, or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of any of the dates set forth in subsection 1.2(a)(i) or (b)(i) or within 120 days of the effective date of any registration effected pursuant to Section 1.3. Each of the Investors, as applicable, has previously consented to the inclusion as Investors under the Original Agreement, amended as applicable, of each Investor who or which was not an Investor under the Original Agreement, and does hereby consent to the inclusion of RFC as an Investor under this Agreement.

          1.15 "Holdback" Agreements.

               (a) Each Investor, Founder and Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the date of the first sale to the public pursuant to a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

                    (i) with respect to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering such market stand-off time period shall not exceed 180 days;

                    (ii) with respect to any subsequent registration statement such market stand-off time period shall not exceed 90 days; and

                    (iii) all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. If requested to do so by the Company, each Investor shall execute an underwriter's letter in the customary form prior to the registration of the Company's initial public offering. Notwithstanding the foregoing, the obligations described in this subsection 1.15(a) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-15 or similar forms which may be promulgated in the future.

               (b) The Company (i) shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 90-day period beginning on the effective date of any underwritten registration under Sections 1.2 or 1.12 hereof (except as part of such underwritten offering or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered offering otherwise agree.

          1.16 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after five years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public. The foregoing notwithstanding, no Holder shall be entitled to exercise any right provided for in this Section 1 following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public if the Registrable Securities held by such Holder may be sold without restriction pursuant to Rule 144(k) provided, however, that such Holder's Form S-3 registration rights under Section 1.12 shall be unaffected by this Section 1.16.

    2.    Covenants of the Company.

          2.1 Delivery of Financial Statements. So long as an Investor holds at least 250,000 shares (with such minimum number subject to appropriate adjustment for stock splits, stock dividends, combinations or other recapitalizations) of Registrable Securities or securities convertible into Registrable Securities (a "Major Investor"), and subject to each Major Investor executing a confidentiality agreement, the Company shall deliver to each Major
Investor:

               (a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, financial statements for such fiscal year including, but not limited to, a balance sheet of the Company and statement of shareholder's equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

               (b) within 30 days of the end of each monthly accounting period, unaudited monthly reports including, but not limited to, a balance sheet, profit and loss statement, cash flow analysis, and comparison to year earlier results and to projected results on a monthly and year-to-date basis;

               (c) as soon as practicable, but in any event 30 days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

               (d) with respect to the financial statements called for in subsection (b) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment;

               (e) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Major Investor may from time to time request; provided, however, that the Company shall not be obligated under this subsection (e) or any other subsection of Section 2.1 to provide information which it deems in good faith to be a trade secret or similar confidential information.

          2.2 Inspection. The Company shall permit each Investor, at such Investor's expense and subject to the Investor signing a confidentiality agreement, to visit and inspect the Company's properties, to examine its books of accounts and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

          2.3 Observation Rights. Cargill shall have the right to have two (2) observers attend meetings of the Company's Board of Directors, and Cargill, Lehman and RFC shall be provided notice of all regularly scheduled and special meetings of the Company's Board of Directors as well as to be copied contemporaneously with Board members of all unanimous written consents by the Board. Cargill, Lehman and RFC shall also receive copies of all notices and other communications sent to Investors or the Board.

          2.3 Right of First Offer. Subject to the terms and conditions specified in this paragraph 2.4, the Company hereby grants each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, Major Investor includes any general partners and affiliates of a Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate. Each time the Company proposes to offer any shares of, or securities convertible into, or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

               (a) The Company shall deliver a notice by certified mail ("Notice") to each Major Investor stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

               (b) By providing written notice to the Company within 20 calendar days after its receipt of the Notice, each Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock then held or issuable upon the exercise or conversion of any convertible securities or securities exercisable for Common Stock, including the Series A Preferred Stock, the Cargill Warrant, the Lehman Warrant and the Convertible Debenture, then held by such Major Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). The Company shall promptly, in writing, inform each Major Investor which purchases all the shares available to it ("Fully-Exercising Major Investor") of any other Major Investor's failure to do likewise. During the ten-day period commencing after receipt of such information, each Fully-Exercising Major Investor shall be entitled to obtain that portion of the Shares which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion or exercise of the Series A Preferred Stock, the Cargill Warrant, the Lehman Warrant, the Convertible Debenture and any other securities pursuant to which Common Stock will be issued on exercise then held, by such Fully-Exercising Major Investor bears to the total number of shares of the Company's capital stock issued and held, or issuable on conversion or exercise, by all Fully Exercising Major Investors.

               (c) If all Shares referred to in the Notice are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the 30-day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first re-offered to the Major Investors in accordance herewith, and the Major Investors may elect to rescind their contingent purchase of such Shares pursuant to Section 2.4(b) hereof.

               (d) The right of first offer in this Section 2.4 shall not be applicable (i) to the issuance or sale of such number of shares of Common Stock (or options therefor) as may be issuable or issued to employees, consultants, directors (other than (A) James Konrath, Ray McKewon or Joseph Lydon solely in their capacities as directors of the Company or (B) any direct or elected by the holders of the Company's outstanding shares of Preferred Stock) or vendors
(if in transactions with primarily non-financing purposes) of the Company directly or pursuant to a stock option plan or restricted stock plan approved by the Company's Board of Directors, the shareholders of the Company, including holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, and, until termination of the RFC Agreement, RFC, (ii) upon and subsequent to the Company's sale of its common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the

Securities Act of 1933, as amended, the public offering price of which was not less than Twelve Million Dollars ($12,000,000) in the aggregate at a price per share of not less than $4.00 (adjusted to reflect stock dividends, stock splits or recapitalization after the first date the Series A Preferred Stock was issued) or pursuant to which all shares of Series A Preferred Stock are converted into Common Stock, (iii) to the issuance of securities pursuant to the conversion or exercise of any of the Company's covertible or exercisable securities, (iv) to the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, or (v) to the issuance of stock, warrants or other securities or rights to Persons that are not Affiliates of the Company with which the Company has business relationships including, but not limited to, corporate partner transactions and lease or debt financings, provided such issuances are for other than primarily equity financing purposes.

               (e) The right of first refusal set forth in this Section 2.4 may not be assigned or transferred, except that (i) such right is assignable by each Major Investor to any wholly owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Act, controlling, controlled by or under common control with, any such Major Investor, and (ii) such right is assignable between and among any of the Major Investors.

               (f) Each of the Investors, as applicable, has previously waived any and all rights it may have possessed to participate in the issuances of the Cargill Warrant and the Lehman Warrant (and the Common Stock issued or issuable upon the exercise or conversion thereof), and hereby waives any and all rights it may possess to participate in the Company's issuance to RFC of the Convertible Debenture (and the Common Stock issued or issuable upon RFCs conversion of the Convertible Debenture).

          2.5  Termination of Company Covenants. The covenants and provisions of
Section 2.1 and Section 2.2 hereof shall terminate and be of no further force or effect upon the earlier to occur of (i) the consummation of the initial public offering of the Common Stock of the Company pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, and (ii) the date the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act; provided, however, that the Company will continue to deliver to each Major Investor such quarterly financial information and annual reports as and when such reports and information are finalized and available to be distributed to the Company's shareholders.

     3. Covenants of Investors. Investors, and their duly appointed representatives; shall obtain and provide to the Company, promptly upon request, any and all information reasonably required by the Company to comply with state and federal licensing and other requirements, include but not limited to, beneficial ownership information and all shall cooperate with any state or federal licensing agency in any investigation by such agencies.

     4.   Miscellaneous.

          4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          4.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

          4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          4.5 Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement shall be in writing and shall be deemed delivered (i) upon personal delivery, (ii) upon facsimile transmittal followed by oral telephone confirmation of receipt, (iii) one business day following deposit for next day delivery with a reputable over-night courier service, or (iv) five business days following deposit with the United States Post Office by registered or certified mail, postage prepaid and properly addressed to the party to be notified as set forth below such party's signature or at such other address as such party may designate by ten calendar days' advance written notice to the other parties hereto.

          4.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          4.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospective), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Notwithstanding the foregoing, the Company shall not enter into any amendment, modification or waiver of this Agreement which has an adverse effect on Cargill or RFC, that is disproportionate to the adverse effect of such amendment, modification or waiver as it relates to all other Holders, without obtaining the prior written consent of Cargill or RFC, as applicable; provided however, any such amendment, modification or waiver for which Cargill's and/or RFC's consent is not required and not obtained shall not be effective until Cargill and/or RFC, as applicable, shall have been provided with a certified copy of such amendment, modification, or waiver by notice as provided in Section 4.5 of this Agreement. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable

Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

          4.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from the Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          4.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          4.10 Entire Agreement. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes the Original Agreement, as amended in its entirety.

                            [Signature Pages Follow]

  [Signature Page to Second Amended and Restated Investors' Rights Agreement]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               COMPANY:

                               ACCREDITED HOME LENDERS, INC.,


                               By: /s/ James A. Konrath
                                  ----------------------------------------------
                                  James A. Konrath, Chief Executive Officer

                               Address: 15030 Avenue of Science, Suite 100 San Diego, CA 92128
                               Telephone:  (619) 676-2100
                               Facsimile:  (619) 676-2170

                               INVESTORS:

                               CROSSPOINT VENTURE PARTNERS 1993
                               CROSSPOINT 1993 ENTREPRENEURS FUND


                               By: /s/ Robert A. Hoff
                                  ----------------------------------------------
                                  Robert A. Hoff, General Partner

                               Address: 18552 MacArthur Boulevard, Suite 400 Irvine, CA 92612-1217
                               Telephone:  (949) 852-1611
                               Facsimile:  (949) 852-9804

                               ENTERPRISE PARTNERS III, L.P.
                               ENTERPRISE PARTNERS III ASSOCIATES, L.P.


                               By: /s/ Charles D. Martin
                                  ----------------------------------------------
                                  Charles D. Martin, Authorized Representative

                               Address:    5000 Birch Street, Suite 6200
                                           Newport Beach, CA 92660
                               Telephone:  (714) 833-3650
                               Facsimile:  (714) 833-3652

   [Signature Page to Second Amended and Restated Investors' Rights Agreement]

                                OCEAN PARK VENTURES

                                By:               /s/ James P. Gauer
                                           -------------------------------
                                           James P. Gauer, General Partner

                                Address:         100 Wilshire Blvd., Suite 400
                                                 Santa Monica, CA 90401
                                Telephone:       (310) 260-6050
                                Facsimile:       (310) 656-4150

                                CARGILL FINANCIAL SERVICES CORPORATION,



                                By:        _____________________________________
                                Name:      _____________________________________
                                Its:       _____________________________________

                                Address:         12700 Whitewater Drive
                                                 Minnetonka, MN 55343

                                Telephone:       _______________________________
                                Facsimile:       _______________________________

                                LEHMAN COMMERCIAL PAPER INC.


                                By:        _____________________________________
                                Name:      _____________________________________
                                Title:     _____________________________________

                                Address:         200 Vesey Street, 9/th/ Floor
                                                 New York, NY 10285-0900
                                Telephone:       (212) 526-6970
                                Facsimile:       (212) 528-9284

   [Signature Page to Second Amended and Restated Investors' Rights Agreement]

                               OCEAN PARK VENTURES

                               By:    __________________________________________
                                      James P. Gauer, General Partner

                               Address:    100 Wilshire Blvd.
                                           Santa Monica, CA 90401
                               Telephone:  (310) 260-6050
                               Facsimile:  (310) 656-4150


                               CARGILL FINANCIAL SERVICES CORPORATION,


                               By:    __________________________________________
                               Name:  Jody A. Gunderson
                               Its:   Director, Corporate Capital Group

                               Address:    12700 Whitewater Drive
                                           Minnetonka, MN 55343
                               Telephone:  612/984-3765
                               Facsimile:  612/984-3905


                               LEHMAN COMMERCIAL PAPER INC.


                               By:    __________________________________________
                               Name:  __________________________________________
                               Title: __________________________________________

                               Address:    200 Vesey Street, 9/th/ Floor
                                           New York, NY 10285-0900
                               Telephone:  (212) 526-6970
                               Facsimile:  (212) 528-9284

[Signature Page to Second Amended and Restated Investors' Rights Agreement]

                               OCEAN PARK VENTURES


                               By:          ____________________________________
                                            James P. Gauer, General Partner

                               Address:     100 Wilshire Blvd.
                                            Santa Monica, CA 90401
                               Telephone:   (310) 260-6050
                               Facsimile:   (310) 656-4150


                               CARGILL FINANCIAL SERVICES CORPORATION


                               By:          ____________________________________
                               Name:        ____________________________________
                               Its:         ____________________________________

                               Address:     12700 Whitewater Drive
                                            Minnetonka, MN 55343

                               Telephone:   ____________________________________
                               Facsimile:   ____________________________________


                               LEHMAN COMMERCIAL PAPER INC.


                               By:               /s/ Francis X. Gilhool
                                            ------------------------------------
                               Name:                 Francis X. Gilhool
                                            ------------------------------------
                               Its:              AUTHORIZED SIGNATORY
                                            ------------------------------------

                               Address:     200 Vesey Street, 9/th/ Floor
                                            New York, NY 10285-0900
                               Telephone:   (212) 526-6970
                               Facsimile:   (212) 528-9284

  [Signature Page to Second Amended and Restated Investors' Rights Agreement]

                               RESIDENTIAL FUNDING CORPORATION,


                               By: /s/ Thomas S. Dinnegan
                                  ----------------------------------------------
                                   Thomas S. Dinnegan, Managing Director

                               Address: 8400 Normandale Lake Blvd., Suite 600 Minneapolis, MN 55437
                               Telephone:  818-753-4435
                               Facsimile:  818-985-7344

   [Signature Page to Second Amended and Restated Investors' Rights Agreement]

                                         /s/ Martin P. Harding
                                         ---------------------------------------
                                         MARTIN P. HARDING

                                         Address:     c/o Lehman Brothers Inc.
                                                      3 World Financial Center
                                                      New York, NY 10285
                                         Telephone:  (212) 526-0017
                                         Facsimile:  (212) 528-6049


                                         /s/ John M. Robbins
                                         ---------------------------------------
                                         JOHN M. ROBBINS, JR.

                                         Address:    17444 Circa Oriente, #499
                                                     P.O. Box 9668
                                                     Rancho Santa Fe, CA 92067
                                         Telephone:  (619) 756-1348
                                         Facsimile:  (619) 759-1885

     I, Laura Robbins, spouse of John M. Robbins, Jr., have read and approved the foregoing Agreement. I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement, including without limitation amendment thereof, and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares issued pursuant thereto under the community property laws of the State of California or similar laws relating to martial property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated as of _________, 1999.             /s/ Laura Robbins
                                         ---------------------------------------
                                         LAURA ROBBINS

   [Signature Page to Second Amended and Restated Investors' Rights Agreement]

                                   FOUNDERS:


                                   /s/ James A. Konrath
                                   -------------------------------------
                                   JAMES A. KONRATH

                                   Address: 15030 Avenue of Science, Suite 100 San Diego, CA 92128
                                   Telephone: (619) 676-2100
                                   Facsimile: (619) 676-2170


                                   /s/ Ray W. Mckewon
                                   -------------------------------------
                                   RAY W. MCKEWON

                                   Address: 15030 Avenue of Science, Suite 100 San Diego, CA 92128
                                   Telephone: (619) 676-2100
                                   Facsimile: (619) 676-2170

     I, JoAnne B. Konrath, spouse of James A. Konrath, have read and approve the foregoing Agreement. I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement, including without limitation amendment thereof, and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares issued pursuant thereto under the community property laws of the State of California or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated as of 2/28, 1999             /s/ Joanne B. Konrath
            ----                   -------------------------------------
                                   JOANNE B. KONRATH

     I, Suzanne McKewon, spouse of Ray W. McKewon, have read and approve the foregoing Agreement. I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement including without limitation amendment thereof, and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares issued pursuant thereto under the community property laws of the State of California or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated as of 2/25, 1999             /s/ Suzanne Mckewon
            ----                   ------------------------------------
                                   SUZANNE MCKEWON

                                   SCHEDULE A
                                       TO
                           SECOND AMENDED AND RESTATED
                           INVESTORS' RIGHTS AGREEMENT



                                    Investors
                                    ---------

                        Crosspoint Venture Partners 1993

                       Crosspoint 1993 Entrepreneurs Fund

                          Enterprise Partners III, L.P.

                    Enterprise Partners III Associates, L.P.

                               Ocean Park Ventures

                     Cargill Financial Services Corporation

                                Martin P. Harding

                              John M. Robbins, Jr.

                          Lehman Commercial Paper Inc.

                         Residential Funding Corporation